UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21680 Haggerty Road, Northville, MI		48167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	THRM	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2019, Gentherm Incorporated (the “Company”) announced that Hui (Helen) Xu (“Xu”), age 44, was appointed to be the Senior Vice President, General Manager of Global Electronics and Managing Director of Asia, effective November 4, 2019 (the “Xu Start Date”).

Xu previously worked at Infineon Technologies, a semiconductor solutions company, where she served as the Vice President of Infineon China and Head of Automotive Division of Infineon China mainland, Hong Kong and Taiwan region from April 2012 to November 2019. At Infineon, she was responsible for the overall automotive business in Greater China and she focused on rapidly growing Infineon’s position in China while strengthening local customer relationships. Prior to Infineon, she was at International Automotive Components (IAC) Group serving as Vice President and China Managing Director from December 2009 to April 2012 and Vice President of Sales, Marketing and Program Management for China from November 2007 to November 2009. Her responsibilities included driving business strategies and growth in China. Previously, Xu worked for 8 years at Lear Corporation, holding international roles in China and the United States of increasing responsibility. During her time with Lear, from she gained extensive management experience in manufacturing engineering, product launch, sales and new business development. Xu began her career as an engineer for DaimlerChrysler Corporation. Xu holds an MBA from Walsh College, a Master of Science degree in Mechanical Engineering from Oakland University, and a Bachelor of Science degree in Mechanical Engineering from the General Motors Institute (now Kettering University).

A copy of the Company’s news release announcing Xu’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On August 6, 2019, the Company and Xu entered into a written agreement concerning Xu’s employment (the “Xu Contract”).

The Xu Contract provides that Xu will receive an annual salary of $385,000 and that Xu is eligible for an annual cash bonus pursuant to the Amended and Restated Gentherm Incorporated Senior Level Performance Bonus Plan with a target bonus of 50% of annual salary. Xu will receive other perquisites, such as paid vacation, use of a Company-owned automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers. Xu will also receive tax return preparation assistance and tax equalization, which will neutralize the tax effect of the international assignment, and she will receive local plus provisions, including housing and child education allowances.

Xu will be entitled to receive (1) a cash starting bonus of $50,000 (the “Signing Bonus”) and (2) on the Xu Start Date, restricted stock units (“RSUs”) equal to $150,000 divided by the Company’s 10-trading day average stock price ending on the Xu Start Date, vesting over three years in equal annual installments (the “Initial Equity Grant”). The Initial Equity Grant will be awarded to Xu under the Gentherm Incorporated 2013 Equity Incentive Plan and pursuant to a Restricted Stock Unit Award Agreement (Time-Based) (the “Time-Based RSU Agreement”).

Under the terms of the Time-Based RSU Agreement, each RSU represents the right to receive one share of Common Stock upon vesting and the satisfaction of any required tax withholding obligation. Xu must remain continuously employed from the grant date to the applicable vesting date of each RSU granted under the Time-Based RSU Agreement for vesting to occur. Notwithstanding the foregoing, the Time-Based RSUs will vest as of the date of Xu’s termination in the case of (i) Xu’s death or Disability or (ii) within 12 months after a Change in Control, termination without Cause by the Company, a subsidiary or successor thereof or termination for Good Reason by Xu (with capitalized terms each as defined in the Time-Based RSU Agreement).

In the event that Xu voluntarily terminates her employment within 12 months of the Xu Start Date, Xu will be required to repay the Signing Bonus in full. Any incentive cash or equity compensation paid to Xu will be subject to the Gentherm Incorporated Compensation Clawback Policy.

Xu will enter into a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”). Pursuant to the Confidentiality Agreement, Xu will be subject to non-competition and non-solicitation requirements during employment and for 12 months after the termination of employment, and she will be subject to an ongoing confidentiality obligation also after her departure.

A copy of the Xu Contract will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2019.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release dated October 28, 2019

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Wayne Kauffman
Wayne Kauffman
Vice President and General Counsel

Date: October 28, 2019